Notice of Restriction
                      on Transactions in Arrow Common Stock


October 20, 2003

To the Directors and Executive Officers of Arrow Electronics, Inc.:

The Arrow Electronics Stock Ownership Plan (the "ESOP") will enter a blackout period in connection with the transfer of recordkeeping and certain administrative responsibilities for the ESOP to Fidelity Investments (the "Blackout Period"). During the Blackout Period, ESOP participants will not be able to take in-service withdrawals or any other distributions of Arrow common stock.

The Blackout Period is scheduled to begin at 4:00 p.m. Eastern Time on Wednesday, November 19, 2003, and is expected to end after 4:00 p.m. on Friday, December 19, 2003. Under the Sarbanes-Oxley Act of 2002, during the Blackout Period you may not directly or indirectly purchase or acquire any Arrow common stock in connection with your service or employment as an officer or director of Arrow or an affiliate, and you may not directly or indirectly sell or transfer any Arrow common stock acquired in connection with your service or employment as an officer or director of Arrow or an affiliate. Stock subject to these restrictions includes, without limitation, any Arrow stock you (1) withdrew from the ESOP, (2) received as a grant under the Arrow Electronics, Inc. Restricted Stock Plan or the Arrow Electronics, Inc. Non-Employee Directors Deferral Plan or (3) received on the exercise of options under the Arrow Electronics, Inc. Stock Option Plan or the Arrow Electronics, Inc. 2002 Non-Employee Directors Stock Option Plan. In addition, you may not exercise any options granted to you under the Arrow Electronics, Inc. Stock Option Plan or the Arrow Electronics, Inc. 2002 Non-Employee Directors Stock Option Plan. Any grant or award under any of the foregoing plans that would have been made during the Blackout Period will be deferred until after the period ends.

The rule against "indirect" sales or purchases, etc., can extend these prohibitions to transfers or acquisitions of Arrow common stock by immediate family members living with you or trusts or other entities in which you have an interest.

As mentioned, these restrictions only apply to transactions in Arrow common stock acquired in connection with your service or employment as an officer or director of Arrow (or any affiliate of Arrow). However, all Arrow stock you own will be treated as restricted unless you can satisfy rigorous tracing rules, including those required for income tax purposes, to show that the stock involved was acquired otherwise.

During the Blackout Period, purchases or sales may continue under any Rule 10b5-1 trading arrangement in effect before you learned of the Blackout Period, as long as any advance election has not been modified since you have learned of the Blackout Period. In addition, certain other transfers of Arrow common stock, such as through a bona fide gift, are permitted.



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The penalties for violating theses rules can be severe, and may include both civil and criminal sanctions. In addition, any profits realized in violation of these rules may be recovered by the company, including in an action brought by any stockholder of the company. Before you, any immediate family member living with you or any trust or other entity in which you have an interest engages in any acquisition, sale or other disposition of Arrow common stock during this period, you must consult Peter Brown, Senior Vice-President and General Counsel, 50 Marcus Drive, Melville, NY 11747 (631) 847-5760 pbrown@arrow.com.
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Please keep in mind that the expected end of the Blackout Period on December 19,
2003 will in no way affect any other prohibition on trading in Arrow common stock, including the normal prohibition on trading in Arrow common stock outside of "open window" periods.

Please direct any questions you have regarding the Blackout Period to Daniel Hickey, 50 Marcus Drive, Melville, NY 11747 (631) 847-2559 dhickey@arrow.com.
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